Phoenix Biological Consulting, LLC
Providing proactive biological solutions throughout southern California

           PO Box 720949, Pinon Hills, CA 92372-0949; (949) 887 0859 cell (760) 249-5463 fax

Exhibit 10.137

Biological Surveys Proposal

Date:      January 23, 2013

Client:   Mr. Jeff Thachuck
               Coronus Energy Corp.
#1100-1200 West 73rd Avenue
Vancouver, BC Canada V6P 6G5

Phoenix Job Name(s):

Group A:
BIO-COR-13.02-Adelanto West
 BIO-COR-13.03-29 Palms North
 BIO-COR-13.04-Joshua Tree East
 BIO-COR-13.05-Yucca Valley East
Group B:
BIO-COR-13.06-Apple Valley East

Services to be provided:  Phoenix Biological Consulting (Phoenix; consultant) will provide focused biological surveys for Coronus Energy Corp (Client) for seven project sites listed on Table 1-5:

Services will include, but not limited to, the following:

Focused Biological Survey Scope of Work

1)	Desert tortoise survey

A)
The field work will consist of conducting ten meter belt transect pedestrian surveys within the project site and within the zone-of-influence during the active tortoise season (April thru May).  The survey methodology will follow the 2010 United States Fish and Wildlife Service desert tortoise protocol survey methodology.  The field biologist will record any live desert tortoises and/or their sign (scat, bones, eggshell fragments, burrows, drinking depressions and courtship rings) and any other special status species.  Photographs of each detection will be collected and archived.  All detections will be recorded in field notebooks and transferred into electronic format on a daily basis.  All GPS units will be downloaded on a daily basis to ensure data preservation and quality control. The UTM coordinates of any sensitive species encountered shall be uploaded into an Excel file, plotted on an aerial photo and incorporated into a final report.  Other duties will include recording weather data and any incidental sensitive species that are detected.

B)
Phoenix will prepare a biological technical report for submittal to the lead agency.  The final report will include, but not limited to: executive summary, description of site, description of any tortoises and/or their sign that are encountered, spreadsheet with any tortoise detections, an aerial photograph and topographic map with plotted resources and transect lines, vegetation types, photographs of sensitive resources and any further mitigation recommendations.  The final report will be delivered within three weeks after the field effort is complete.

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2)	Burrowing owl survey

A)
The field work will consist of conducting standard thirty-meter belt transect pedestrian surveys throughout the project site and within the 150 meter buffer zone of the project site, also known as Phase II burrowing owl surveys.   The phase II surveys will be performed during the April 15 to July 15 survey window.  Upon completion of the phase II surveys, the phase III surveys will be initiated, if burrowing owl presence has been confirmed during the phase II surveys.  The Phase III surveys will include owl census, breeding status and territory mapping.  The phase III surveys will occur during the April 15 to July 15 activity period and will involve four separate site visits to determine breeding status.  The survey methodology will follow the California Burrowing Owl Consortium survey protocol.  The field biologist will record any live burrowing owls and/or their sign (feathers, whitewash, pellets, burrows, vocalizing owls) and any other special status species.  All detections will be recorded in field notebooks and digital cameras, whenever applicable.  The data will be transferred into electronic format on a daily basis.  All GPS data will be downloaded on a daily basis to ensure data preservation and quality control. The UTM coordinates of any sensitive species encountered shall be uploaded into an Excel file, plotted on an aerial photo and incorporated into a final report.  Other duties will include recording weather data and any incidental sensitive species that are detected.

B)
Phoenix will prepare a biological technical report for submittal to the lead agency.  The final report will include, but not limited to: executive summary, description of site, burrowing owl detections encountered, an aerial photograph and topographic map with plotted resources and transect lines, vegetation types, photographs of sensitive resources and any further mitigation recommendations.  The final report will be delivered within three weeks after the field effort is complete.  The report will be included in the desert tortoise report.

3)	Rare plant survey

A)
The field work will consist of conducting thirty-meter belt transect pedestrian surveys throughout the project site.  The plant surveys will be performed during the spring flowering period (April to early June), with a 2-3 week variability depending on temperature and rainfall.  Per the client’s request, no herbarium visits or reference site visits will be made.  The field biologist will record any target sensitive plant species and a complete list of all plant species detected will be recorded during each site visit.  Any sensitive species will be mapped using handheld GPS units.  The total number of any sensitive species will be recorded and photographed.  All detections will be recorded in field notebooks and transferred into electronic format on a daily basis.  All GPS units will be downloaded on a daily basis to ensure data preservation and quality control. The UTM coordinates of any sensitive species encountered shall be uploaded into an Excel file, plotted on an aerial photo and incorporated into a final report.

B)
Phoenix will prepare a biological technical report for submittal to the lead agency.  The final report will include, but not limited to: executive summary, description of site, sensitive plant species encountered, an aerial photograph and topographic map with plotted resources and transect lines, vegetation types, photographs of sensitive resources and any further mitigation recommendations.  The final report will be delivered within three weeks after the field effort is complete.  The report will be included in the desert tortoise report.

4)	Joshua tree relocation and management plan

A)
The field effort will include affixing a numeric identification metal tag, approximately 4 feet above the ground, on the north side of the tree for each Joshua tree that is ten feet or smaller, in healthy condition and slated for transplanting.  The selected trees will also be marked with green spray paint on the north side, at the base of the tree, to aid in proper orientation during future transplanting efforts.

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B)
Phoenix will prepare a two page Joshua Tree Relocation and Management Plan for submittal to the lead agency.  The report will include, but not limited to: executive summary, description of site, distribution, census, density, transplanting methodology.  The report will also include an aerial photograph and topographic map with plotted resources and photographs of sensitive resources.  The final report will be delivered within three weeks after the field effort is complete.

5)	CDFG 1600 Lake and Streambed Delineation

A)
The field effort will involve identifying any drainage on the site by reviewing aerial photos and identifying the drainages on site based on scour marks, fluvial deposition patterns, undulating terrain, incised banks, standing water, high-water marks, etc.  The drainages will be delineated with hand-held GPS units to determine the total acreage within the project site.  Digital camera photos will be taken at the beginning, middle and end of each drainage.  All field data will be recorded in field notebooks.  GPS units and digital cameras will be downloaded each data to ensure data quality and preservation.

B)	Phoenix will provide a map and photos of the delineated drainages to Coronus.

6)	Mohave ground squirrel survey

A)
The field work will consist of conducting protocol Mohave ground squirrel trapping using the CDFG protocol trapping methodology.  The field biologist will deploy 100 aluminum live-traps throughout the project site in a 10X10 or 25X4 grid array, at the biologists discretion.  A trapping grid will be needed for every 80 acres of potential habitat.  The trapping grid will be trapped for three sessions, five days per session.  The sessions will occur during (1) March 15 to April 30, (2) May 1 to May 31 and (3) June 15 to July 15.  The field biologist will record any live MGS that are trapped.  Additionally any MGS that are vocalizing will be recorded.  All detections will be recorded in field notebooks and transferred into electronic format on a daily basis.  The field effort will be terminated if a Mohave ground squirrel is captured.  All GPS units will be downloaded on a daily basis to ensure data preservation and quality control. The UTM coordinates of any sensitive species encountered shall be uploaded into an Excel file, plotted on an aerial photo and incorporated into a final report.  Other duties will include recording weather data and any incidental sensitive species that are detected.

B)
Phoenix will prepare a biological technical report for submittal to the lead agency.  The final report will include, but not limited to: executive summary, description of site, any MGS encountered, an aerial photograph and topographic map with plotted resources and transect lines, vegetation types, photographs of sensitive resources and any further mitigation recommendations.  The final report will be delivered within three weeks after the field effort is complete.

If applicable, consultant shall also complete a CNDDB form for each special status species encountered on or adjacent to the project site and submit these to the California Department of Fish and Game.

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Table 1:
	Project Name	Acres	Job Number	Focused Survey	Field Hours	Per Diem	Mileage	Report Cost	Cost Estimate
Group A	Adelanto West	40	BIO-COR- 13.02.01	Desert Tortoise (DT) Survey.	36 hrs $3,240	$0 No cost due to office proximity.	180 miles $100	40 hrs $3,600	$6,940
			BIO-COR- 13.02.02	Burrowing Owl Survey Phase II Survey.	$0 No cost. Included in DT survey.	$0 No cost due to office proximity.		No Cost. Work effort will be included in the DT survey/report.	$4,454
				Burrowing Owl Phase III Surveys. 4 site visits	48 hrs $4,320	$0 No cost due to office proximity.	240 miles $134
			BIO-COR- 13.02.03	Rare Plant Survey. 3 site visits	1st visit included in DT survey. No cost.	$0 No cost due to office proximity.		No Cost. Work effort will be included in the DT survey/report.	$2,227
					24 hrs $2,160		120 miles $67
			BIO-COR- 13.02.04	Mohave Ground Squirrel (MGS) Survey. 3 surveys 6 days each	180 hrs $16,200	$0 No cost due to office proximity.	1,080 miles $604	16 hrs $1,440	$18,244
			BIO-COR- 13.02.05	Joshua Tree Relocation & Mgmt Plan	24 hrs $2,400	$0 No cost due to office proximity.	120 miles $67	6 hrs $540	$3,007
			BIO-COR- 13.02.06	Jurisdictional Delineation	4 hrs $360	$0 No cost due to office proximity.	No cost. Included in Joshua Tree Site Visit.	6 hrs $540	$900
			Focused Surveys for Adelanto West Total Cost:						$35,772

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Table 2:
	Project Name	Acres	Job Number	Focused Survey	Field Hours	Mileage	Per Diem	Report Cost	Cost Estimate
Group A	29- Palms North	33 (project area) 160 (property)	BIO-COR- 13.03.01	Desert Tortoise (DT) Survey.	82 hrs $7,380	420 miles $235	8 days $800	40 hrs $3,600	$12,015
			BIO-COR- 13.03.02	Burrowing Owl Survey Phase II Survey.	$0 No cost. Included in DT Survey		$0 No cost. Included in DT survey.	No Cost. Work effort will be included in the DT survey/report	$4,854
				Burrowing Owl Phase III Surveys. 4 site visits	48 hrs $4,320	240 miles $134	4 days $400
			BIO-COR- 13.03.03	Rare Plant Survey. 3 site visits	No Cost. 1st visit included in DT survey		12 days $1,200	No Cost. Work effort will be included in the DT survey/report	$8,084
					75 hrs $6,750	240 miles $134
			BIO-COR- 13.03.04	Jurisdictional Delineation	4 hrs $360	60 miles $33	1 day $100	6 hrs $540	$1,033
			Focused Surveys for 29-Palms North Total Cost:						$25,986

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Table 3:
	Project Name	Acres	Job Number	Focused Survey	Field Hours	Mileage	Per Diem	Report Cost	Cost Estimate
Group A	Joshua Tree East	56	BIO-COR- 13.04.01	Desert Tortoise (DT) Survey.	36 hrs $3,240	180 miles $100	3 days $300	40 hrs $3,600	$7,240
			BIO-COR- 13.04.02	Burrowing Owl Survey Phase II Survey.	No cost. Included in DT Survey		$0 No cost. Included in DT survey.	No Cost. Work effort will be included in the DT survey/report	$4,854
				Burrowing Owl Phase III Surveys. 4 site visits	48 hrs $4,320	240 miles $134	4 days $400
			BIO-COR- 13.04.03	Rare Plant Survey. 3 site visits	No Cost. 1st visit included in DT survey		4 days $400	No Cost. Work effort will be included in the DT survey/report	$3,234
					30 hrs $2,700	240 miles $134
			BIO-COR- 13.04.04	Jurisdictional Delineation	6 hrs $540	60 miles $33	1 day $100	6 hrs $540	$1,213
				Focused Surveys for Joshua Tree East Total Cost:					$16,541

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Table 4:
	Project Name	Acres	Job Number	Focused Survey	Field Hours	Mileage	Per Diem	Report Cost	Cost Estimate
Group A	Yucca Valley East	34	BIO-COR- 13.05.01	Desert Tortoise (DT) Survey.	24 hrs $2,160	120 miles $67	2 days $200	40 hrs $3,600	$6,027
			BIO-COR- 13.05.02	Burrowing Owl Survey Phase II Survey.	No cost. Included in DT Survey		$0 No cost. Included in DT survey.	No Cost. Work effort will be included in the DT report	$4,854
				Burrowing Owl Phase III Surveys. 4 site visits	48 hrs $4,320	240 miles $134	4 days $400
			BIO-COR- 13.05.03	Rare Plant Survey. 3 site visits	No Cost. 1st visit included in DT survey		3 days $300	No Cost. Work effort will be included in the DT report	$2,200
					20 hrs $1,800	180 miles $100
			BIO-COR- 13.05.04	Joshua Tree Relocation & Mgmt Plan	40 hrs $3,600	300 miles $168	5 days $500	10 hrs $900	$5,168
			BIO-COR- 13.05.05	Jurisdictional Delineation	14 hrs $1,260	60 miles $33	1 day $100	17 hrs $1,530	$2,923
			Focused Surveys for Yucca Valley East Total Cost:						$21,172

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Table 5:
	Project Name	Acres	Job Number	Focused Survey	Field Hours	Mileage	Per Diem	Report Cost	Cost Estimate
Group B	Apple Valley East	24	BIO-COR- 13.06.01	Desert Tortoise (DT) Survey.	36 hrs $3,240	120 miles $67	$0 No cost due to office proximity.	40 hrs $3,600	$6,907
			BIO-COR- 13.06.02	Burrowing Owl Survey Phase II Survey.	No Cost. Included in DT survey)		$0 No cost due to office proximity.	No Cost. Work effort will be included in the DT survey/report	$3,734
				Burrowing Owl Phase III Surveys. 4 site visits	40 hrs $3,600	240 miles $134	No cost due to office proximity.
			BIO-COR- 13.06.03	Rare Plant Survey. 3 site visits	No Cost. 1st visit included in DT survey		$0 No cost due to office proximity.	No Cost. Work effort will be included in the DT survey/report	$1,417
					15 hrs $1,350	120 miles $67
			BIO-COR- 13.06.04	Mohave Ground Squirrel (MGS) Survey. 3 surveys 6 days each	180 hrs $16,200	1,080 miles $604	$0 No cost due to office proximity.	16 hrs $1,440	$18,244
			BIO-COR- 13.06.05	Joshua Tree Relocation & Mgmt Plan	24 hrs $2,160	120 miles $67	$0 No cost due to office proximity.	10 hrs $900	$3,127
			BIO-COR- 13.06.06	Jurisdictional Delineation	8 hrs $720	No cost. Included in Joshua Tree Site Visit.	$0 No cost due to office proximity.	6 hrs $540	$1,260
			Focused Surveys for Apple Valley East Total Cost:						$34,689

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Subtotals for each project site:
Miscellaneous Costs for Adelanto West: emails/phone calls/monthly invoicing/trapping supplies procurement (bait, shade covers, flagging) /CDFG notification/plant identification/
tree tags/spray paint/data compilation/quality control/logistics.
10 hrs ($900)
Total Cost for Adelanto West	$36,672

Miscellaneous Costs for 29 Palms North: emails/phone calls/monthly invoicing/plant identification/quality control/data compilation/logistics.	5 hrs ($450)
Total Cost for 29 Palms North	$26,436

Miscellaneous Costs for Joshua Tree East: emails/phone calls/monthly invoicing/plant identification/data compilation/quality control/logistics.	5 hrs ($450)
Total Cost for Joshua Tree East	$16,991

Miscellaneous Costs for Yucca Valley East: emails/phone calls/plant identification/monthly invoicing/tree tags/spray paint/data compilation/quality control/logistics.	5 hrs ($450)
Total Cost for Yucca Valley East	$21, 622

Miscellaneous Costs for Apple Valley East: emails/phone calls/monthly invoicing/trapping supplies procurement (bait, shade covers, flagging) /CDFG notification/plant identification/data compilation/quality control/tree tags/spray paint/logistics.
10 hrs ($900)
Total Cost for Apple Valley East	$35,589
Total Cost for Group A & B Sites	$137,310

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Terms & Condition of Payment:   This proposal is good for up to three weeks from the date submitted.  The consultant reserves the right to cancel this proposal if an executed copy has not been received within three weeks from the date submitted.  The client will be billed at the end of each month for the services rendered during that month.  The work is expected to begin in March and will continue up through July.  The client agrees to pay the consultant within one month after receiving each invoice.  Any legal fees incurred by the consultant in an attempt to recover expenses associated with this contract will be paid in full by the client.

The total cost for performing the Scope of Services will be $137,310 (the “Services Fee”). This Services Fee includes all services with details as noted on above Scope of Services.  The total cost is presented as a time and materials  contract, not-to-exceed the total contract value of $137,310.  Any additional services beyond what is stated in this contract must be approved in writing by both parties.

Biological Services Rate Bases is set at $90/hr, $100 per diem, $0.56 mileage for the 2013 calendar year.

By signing this contract, client and consultant agree to these terms and conditions.

A.
The Consultant shall perform the Scope of Services in compliance with the standards set forth for protocol presence/absence biological surveys. Consultant shall also perform any and all Scope of Services work in accordance with all applicable law in the State of California.

B.	The liability of Client shall be limited to the direct costs related to the Scope of Services and fixed fees that are specifically set forth in this agreement.

C.	Indemnification:
Either party shall indemnify and hold harmless the other party and all of its personnel from and against any and all claims, damages, losses and expenses (including reasonable attorney’s fees), arising out of or resulting from the performance of the services, provided that any such claim, damage, loss or expense is caused in whole or in part by the negligent act, omission, and/or strict liability of the other party, anyone directly employed by that party (except if a party to this agreement ), or any entity or person for whose actions that party may be liable for.

D.	Termination of Services; Term:
This agreement will take effect on the effective date and will continue for a period of forty-five 45 days, unless earlier terminated.  Either party may terminate this agreement (a) for any reason upon not less than ten (10) days’ prior written notice to the other party, or (b) immediately upon delivery of written notice if the other party is in material breach of this agreement and the breach either (i) is incapable of being cured or (ii) if capable of being cured, remains uncured for fifteen (15) days after the non-breaching party delivers written notice of the breach to the breaching party.  In the event of termination, the Client shall pay the Consultant for all services rendered to the date of termination, and all reimbursable and preapproved expenses.

E.	Independent Contractor Status:
Consultant will provide the services in its role as an independent contractor to Client.  Nothing in this agreement will be deemed to place the parties in a relationship of partners, joint ventures, principal and agent, or employer and employee.  Consultant will be solely responsible for all federal, state and local taxes due on all compensation paid to Consultant under this agreement and Consultant will indemnify or hold Client free and harmless from any liability resulting from either party’s failure to pay or remit such taxes.  Neither Consultant nor any officer, director, employee, agent or representative of Consultant is authorized to represent Client or its affiliates in an agency capacity, bind Client or its affiliates to any written or oral contract, make any representations on behalf of Client or its affiliates, or otherwise act on Client's or its affiliates' behalf, except as expressly provided in a Scope of Services.

F.	Confidentiality:

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In the performance of this agreement, Consultant may have or be given access to Confidential Information (as defined below) of Client and its affiliates, the disclosure of which would cause substantial or irreparable harm to Client.  Consultant will not at any time or in any manner, directly or indirectly, without Client's prior written consent:  (a) use any Confidential Information except as necessary to perform its obligations under this agreement; (b) divulge, disclose or communicate in any manner any Confidential Information to any third party; or (c) reproduce any Confidential Information in any manner.  Consultant will exercise the highest degree of care in safeguarding any Confidential Information against loss, theft, or inadvertent disclosure.  Consultant acknowledges that Client may be irreparably harmed by a breach of this Section G and Client is entitled to seek specific performance, including seeking issuance of a temporary restraining order and/or preliminary injunction enforcing this agreement, and to all other remedies provided for by applicable law.  Violation of this Section will constitute a material breach of this agreement. This agreement shall survive termination of any discussions between the parties, the return or destruction of Confidential Information or any termination of any other agreement, whether in effect prior to or after the date of this agreement.  “Confidential Information” means all of Client's and its affiliates’ Confidential Information, including (i) any information related to Client's interest in a project or a location contemplated by the work product or the services, (ii) the existence of this agreement, or the fact that Consultant did perform or is performing services for Client; (iii) business and marketing plans and strategies; (iv) ideas for research and development; (v) financial data; and (vi) trade secrets and know-how.  The obligations imposed by this Section 11 will not apply with respect to (a) any disclosure required by law, regulation or judicial process, provided that Consultant will give Client reasonable advance notice of the required disclosure and Consultant will cooperate with Client in limiting such disclosure and in obtaining protective orders where appropriate; or (b) information that is in the public domain, provided it did not enter the public domain as a result of Consultant's breach of this agreement.  The terms of this agreement shall also constitute Confidential Information as set forth herein.  Parties shall cause their personnel or agents who perform services or other actions pertaining to this agreement to comply with this paragraph.

G.	This agreement shall not merge with, or be terminated or superseded by any future agreement between the parties unless such agreement specifically so provides.

H.	INSURANCE:

Subcontractor and its subcontractors and suppliers of all tiers shall maintain the following insurance for the duration of this Agreement, unless specified longer, in a company or companies admitted to issue insurance in all of the states where any of the work is being performed and where any waste is transported or deposited, with a Best’s rating of not less than A:VII and acceptable to Contractor and Owner.

Required insurance coverage shall follow the schedule attached hereto as Exhibit 1.

A) Subcontractor shall be obligated to provide evidence of the following:

i.
Written notice of cancellation, termination or any reduction in coverage shall be delivered to Contractor thirty (30) days in advance of the date thereof. Ten (10) days notice of cancellation shall be delivered for non-payment of premium.

ii.	The insurers waive all rights of subrogation against Contractor and Owner.

iii.	Deductibles shall not exceed $50,000 and shall be the responsibility of Subcontractor.

B)  Prior to the start of any Work, Subcontractor shall furnish Contractor with endorsements and Certificates of Insurance from insurers showing all insurance required hereunder is in full force and effect during the entire term of this Agreement.

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Authorized Signatures of Acceptance to Proposal:

Phoenix Biological Consulting	Date	Coronus Energy Corp	Date
(Consultant)		(Client)

RYAN YOUNG	January 23, 2013	JEFF THACHUK
Ryan Young, Principal		Authorized Representative